Purchase, New York 10577-1444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        PepsiCo will hold its Annual Shareholders' Meeting at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 2, 2001, at 10:00 A.M. local time, to:

          Elect directors.
          Approve the appointment of independent auditors.
          Act upon four shareholder proposals described in the attached Proxy Statement.
          Transact any other business that may properly come before the Meeting.

        If you own shares of PepsiCo Capital Stock as of the close of business on March 9, 2001 (the Record Date), you can vote those shares by mailing the enclosed proxy card or voting at the Meeting. Shareholders of record may also submit their proxies electronically or by telephone as follows:

  By visiting the web site at http://proxy.shareholder.com/pep and following the instructions; or

  By calling 800.650.4886 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

        If you plan to attend the Meeting, please check the box on your proxy card, so that we may send you an admission card.

        Whether or not you plan to attend the Meeting, please complete the enclosed proxy card, and sign, date and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. The holders of record of a majority of the outstanding shares must be present in person or represented by proxy at the Annual Meeting in order to hold the Meeting. Any shareholder returning a proxy may revoke it by voting at the Meeting.

March 23, 2001                                                                                                       ROBERT F. SHARPE, JR.
                                                                                                                                                     Secretary

PepsiCo, Inc.
Purchase, New York 10577-1444

March 23, 2001

PROXY STATEMENT

        The Board of Directors of PepsiCo, Inc. (“PepsiCo”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 2, 2001, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

        At March 9, 2001, the record date, there were 1,449,944,403 shares of PepsiCo Capital Stock outstanding and entitled to one vote each at the Annual Meeting. These shares were registered in the names of 202,862 shareholders and, as far as we know, no person owns beneficially more than 5% of the outstanding Capital Stock.

        PepsiCo is making its first mailing of this Proxy Statement on or about March 23, 2001.

TABLE OF CONTENTS

PROXY ITEM NO. 1 - ELECTION OF DIRECTORS

Ownership of Capital Stock by Directors and Executive Officers
Board Meetings and Committees of the Board
Report of Audit Committee
Directors' Compensation
Executive Compensation
                Compensation Committee Report
                Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                Summary Compensation Table
                Option Grants in Last Fiscal Year
                Performance Graph
                Pension Plan Table
Compliance with Exchange Act Reporting Requirements

PROXY ITEM NO. 2 - APPROVAL OF AUDITORS

PROXY ITEM NOS. 3, 4, 5 and 6 - SHAREHOLDERS’ PROPOSALS
                Rotation of Annual Meeting
                Genetically Engineered Foods
                Shareholder Approval of Executive Severance
                Recycling Proposal
Other Matters
Quorum and Voting
2002 Shareholders' Proposals
General

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

        The Board of Directors proposes the following fourteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

JOHN F. AKERS, 66, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo's Board since 1991. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, Springs Industries, Inc., and W.R. Grace & Co.

ROBERT E. ALLEN, 66, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990 and is Chairman of its Nominating Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company, and WhisperWire.com.

ROGER A. ENRICO, 56, was elected as PepsiCo's Chief Executive Officer and Chairman of the Board in 1996. Mr. Enrico has been a member of PepsiCo's Board since 1987, and was elected Vice Chairman in 1993. He joined PepsiCo in 1971, and became President and Chief Executive Officer of Pepsi-Cola USA in 1983, President and Chief Executive Officer of PepsiCo Worldwide Beverages in 1986, Chairman and Chief Executive Officer of Frito-Lay, Inc. in 1991 and Chairman and Chief Executive Officer of PepsiCo Worldwide Foods in 1992. In addition, he was Chairman and Chief Executive Officer, PepsiCo Worldwide Restaurants, from 1994 until the spin-off of PepsiCo's restaurant businesses in 1997. Mr. Enrico is a member of the Board of Directors of the A. H. Belo Corporation, Electronic Data Systems Corporation, and Target Corporation.

PETER FOY, 60, is Chairman of Whitehead Mann Group, an executive search firm based in London, since January 1, 2001. He was elected to PepsiCo's Board in 1997. He is the former Chairman of Baring Brothers International Ltd., the corporate finance section of ING Group's investment bank. Mr. Foy joined McKinsey & Co., Inc. in 1968, became a director and head of its U.K. Consumer Goods Practice in 1980, the managing director of McKinsey U.K. in 1983, and Senior Partner from 1990 until 1996. In 1996, he became Chairman of Baring Brothers, a position he held until he retired in December 1998. Mr. Foy is also a director of Omnicom Group Inc., The Peninsular and Oriental Steam Navigation Company and Safeway PLC.

RAY L. HUNT, 57, Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo's Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Security Capital Group, Electronic Data Systems Corporation, and a Class C Director of the Federal Reserve Bank of Dallas.

ARTHUR C. MARTINEZ, 61, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo's Board in May 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is Chairman of The Federal Reserve Bank of Chicago. He is also a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc. and Martha Stewart Living Omnimedia, Inc.

JOHN J. MURPHY, 69, former Chairman of the Board and Chief Executive Officer of Dresser Industries, Inc., was elected a director of PepsiCo in 1984, and is Chairman of the Compensation Committee. Mr. Murphy joined Dresser in 1952 and was elected its Chairman and Chief Executive Officer in 1983. Mr. Murphy served as Chief Executive Officer until 1995, and as Chairman until 1996. He is also a director of Kerr-McGee Corporation, CARBO Ceramics Inc., W. R. Grace & Co. and Shaw Industries Ltd.

INDRA K. NOOYI, 45, has been PepsiCo’s Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi joined PepsiCo in 1994, and, prior to assuming her current position, served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi serves as a director of The Timberland Company.

FRANKLIN D. RAINES, 52, was elected to PepsiCo's Board in May 1999, and is Chairman of its Audit Committee. Mr. Raines has been Chairman of the Board and Chief Executive Officer of Fannie Mae since January 1999. He was Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae and in 1998 he became Chairman and CEO-Designate. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of AOL Time Warner, Inc. and Pfizer, Inc.

STEVEN S REINEMUND, 52, has been PepsiCo's President and Chief Operating Officer since September 1999. He was elected a director of PepsiCo in 1996. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996.

SHARON PERCY ROCKEFELLER, 56, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby’s Holdings, Inc.

FRANKLIN A. THOMAS, 66, was elected to PepsiCo's Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA, Avaya Inc., Citicorp, Conoco, Inc., Cummins, Inc. and Lucent Technologies.

CYNTHIA M. TRUDELL, 47, General Motors Vice President and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM, was elected to PepsiCo's Board in January 2000. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM's Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu. Ms. Trudell was elected to her current position at GM in January 1999.

SOLOMON D. TRUJILLO, 49, Chairman, President and Chief Executive Officer of Graviton, Inc. since January 2000, was elected to PepsiCo's Board in January 2000. Previously, Mr. Trujillo was Chairman of U S WEST from May 1999, and served as its President and Chief Executive Officer beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Comstellar Technologies, Orange SA and Target Corporation.

        If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

        Ownership of Capital Stock by Directors and Executive Officers. The following table shows, as of March 9, 2001, the shares of PepsiCo Capital Stock beneficially owned by each director (including nominees), by each named executive officer individually, and by all directors and executive officers as a group:

Name of Individual or Number of Persons in Group	Number of Shares Beneficially Owned(1)(2)(3)(4)

John F. Akers	69,640
Robert E. Allen	64,789
Roger A. Enrico	4,164,966
Peter Foy	30,604
Ray L. Hunt	69,214
Arthur C. Martinez	15,873
Matthew M. McKenna	289,617
John J. Murphy	45,572
Indra K. Nooyi	400,704
Franklin D. Raines	18,735
Steven S Reinemund	1,403,928
Sharon Percy Rockefeller	71,839
Robert F. Sharpe, Jr	351,879
Franklin A. Thomas	41,071
Cynthia M. Trudell	15,744
Solomon D. Trujillo	13,871
All directors and executive officers as a group (17 persons)	7,183,133

        (1)        Certain directors or executive officers share voting and investment power over 1,403,928 shares of PepsiCo Capital Stock with their spouses or children.

        (2)        The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of vested stock options: John F. Akers, 40,020 shares; Robert E. Allen, 20,306 shares; Roger A. Enrico, 3,779,046 shares; Peter Foy, 26,468 shares; Ray L. Hunt, 40,020 shares; Arthur C. Martinez, 11,876 shares; Matthew M. McKenna, 289,532; John J. Murphy, 16,841 shares; Indra K. Nooyi, 399,908; Franklin D. Raines, 17,735 shares; Steven S Reinemund, 1,393,229 shares, Sharon Percy Rockefeller, 26,739 shares; Robert F. Sharpe, Jr., 350,879 shares; Franklin A. Thomas, 31,114 shares; Cynthia M. Trudell, 15,097; Solomon D. Trujillo, 11,871; and all directors and executive officers as a group, 6,582,784 shares.

        (3)        The shares shown do not include 57,106 shares held by children or spouses of directors or executive officers, or by trusts for the benefit of directors or executive officers, as to which beneficial ownership is disclaimed.

        (4)        The shares shown also include the following number of PepsiCo Capital Stock equivalents, which are held in PepsiCo’s deferred income program: John F. Akers, 4,694 shares; Robert E. Allen, 37,347 shares; Roger A. Enrico, 317,789 shares; Peter Foy, 440 shares; Ray L. Hunt, 4,694 shares; Arthur C. Martinez, 1,997 shares; John J. Murphy, 7,713 shares; Franklin A. Thomas, 8,957 shares; Cynthia M. Trudell 647 shares; and all directors and executive officers as a group, 384,278 shares.

        Directors and executive officers as a group own less than 1% of outstanding Capital Stock.

        Board Meetings and Committees of the Board. PepsiCo's Board held six regular meetings and two telephonic meetings during 2000. All outside directors serve on the three Board Committees.

        The Audit Committee, which was established in 1967, held two meetings in 2000. Under its charter, which is Appendix A to this Proxy Statement, the Committee's primary responsibilities are to: monitor the Company's financial reporting process and internal control system; monitor the audit processes of the Company's independent auditors, KPMG, LLP, and internal auditors; and provide an open avenue of communication among the Company's independent accountants, financial and senior management, and the Board of Directors. The Committee reviews its charter annually and updates it as appropriate. The Audit Committee's report to shareholders is set forth below.

        The Compensation Committee, which has been active since 1955, held three meetings during 2000. The Compensation Committee administers PepsiCo's incentive plans, sets policies that govern executives' annual compensation and long-term incentives, and reviews management performance, compensation, development and succession.

        The Nominating Committee, which was established in 1997, held two meetings in 2000. The Nominating Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Committee annually assesses and reports to the Board on Board and Board Committee performance and effectiveness; reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its Committees; and annually reviews and reports to the Board on Directors’ compensation and benefits. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577.

        Average attendance by incumbent directors at Board and Committee meetings was approximately 89%. Ms. Trudell and Mr. Trujillo were elected to PepsiCo's Board in January 2000 and, as a result of preexisting schedule conflicts, Ms. Trudell attended 73% and Mr. Trujillo attended 67% of the total number of Board and Committee meetings. Mr. Hunt attended 73% of the meetings.

Audit Committee Report

        PepsiCo's Audit Committee consists entirely of directors who meet the independence and financial experience requirements of the New York Stock Exchange.

        In fulfilling its responsibilities under its charter during 2000, the Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and the Company’s independent auditors, KPMG, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures.

        The Committee reviewed with the Company's internal and independent auditors the overall scope and plans for their respective audits for 2000. The Committee also reviewed all fees paid to the independent auditors; these fees are described at the end of this report.

        The Committee also discussed with the independent auditors other matters required to be discussed with the Committee under generally accepted auditing standards.

        The Committee reviewed KPMG’s independence and, as part of that review, received the written disclosures and letter required by the Independence Standards Board, and considered whether

KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended to shareholders the election of KPMG as the Company’s independent auditors for fiscal 2001.

                                         THE AUDIT COMMITTEE

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
JOHN J. MURPHY

        Independent Auditors' Fees. For its 2000 services, PepsiCo paid KPMG the following fees:

  Audit Fees: $5.6 million for services rendered for the review of the Company's quarterly financial statements and audit of the Company's annual financial statements for 2000, including all statutory audits.

Financial Information Systems Design and Implementation Fees: $200,000 for services rendered in connection with the design or implementation of software.
All Other Fees: $5.9 million for all other matters, which were primarily audit and tax related.

        Directors' Compensation. Directors who are employees receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and stock option awards.

        Directors may elect to receive their $100,000 retainer in the form of shares of stock or cash. They may also elect to receive their retainer in the form of options to purchase shares of PepsiCo Capital Stock at an exchange rate of $3 in face value of options for each $1 of the retainer. Thus, a Director who elects to exchange the entire retainer for options would receive options to purchase $300,000 worth of Capital Stock at the date of the grant. Directors may elect to structure their retainer in any combination of stock, cash and/or stock options. In the absence of any election to exchange the award, the retainer would be paid in shares of PepsiCo Capital Stock. Directors also receive options to purchase $180,000 worth of Capital Stock on the date of the grant.

        Directors may elect to defer payment of any cash or stock. If the receipt of stock is deferred, the only investment option available is PepsiCo Capital Stock equivalents, which are payable in cash at the end of the deferral period. If payment of cash is deferred, directors may elect deferral into PepsiCo Capital Stock equivalents or in investment options similar to those offered under PepsiCo’s 401(k) plan.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Executive Pay Policy

        PepsiCo’s executive compensation programs are designed to enable it to recruit, retain and motivate a large group of talented and diverse domestic and international executives. This is essential for PepsiCo to achieve its challenging worldwide performance objectives and to continue to achieve outstanding shareholder returns. As a result, the Committee has determined that executive compensation opportunities, including those for PepsiCo’s Chief Executive Officer (“CEO”), should create incentives for superior performance and consequences for below target performance.

        The Compensation Committee annually examines short-term and long-term compensation levels for the CEO and other senior executives against a survey of the compensation practices of a group of leading consumer product companies. This review is validated against surveys of the compensation practices of a broader range of major companies, including the Fortune 100. Together these companies are referred to as the “survey companies.” These reviews also compare PepsiCo’s short and long-term results with the performance of the survey companies, to ensure a pay for performance linkage. The survey companies include some, but not all, of the companies covered in the Standard & Poor’s 500 Beverage and Food Indices included on the Performance Graph on page 13.

        The Committee believes that our executive compensation programs have met their objectives. PepsiCo has been able to attract and retain the executive talent necessary to support a corporation with a long-term history of strong sales growth and shareholder returns.

Specific Compensation Programs

        PepsiCo’s executive compensation mix includes a base salary, annual cash bonus awards, and long-term incentive compensation in the form of performance units and stock options. Overall, these programs are intended to be performance-oriented, with the principal portion of executive compensation opportunities tied to achievement of earnings, sales volume and cash flow objectives and long-term shareholder returns. It is the Committee’s intention that substantially all executive compensation be deductible for federal income tax purposes.

        Salary ranges for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position, which are reviewed on a regular basis and benchmarked against similar positions among the survey companies. These salary ranges are targeted above the average salaries for similar positions at the survey companies. However, individual salaries are capped at $1 million.

        Bonus awards for PepsiCo’s CEO and executive officers are paid based on PepsiCo’s overall performance against specified earnings targets set in advance in accordance with the shareholder approved 1994 Executive Incentive Compensation Plan. The amount of the award an executive is eligible to receive will increase if higher earnings per share targets are achieved. No payment will be made if the minimum earnings target is not met. Once those earnings targets are achieved, the Committee exercises its discretion to determine the exact amount of the bonus to be paid to each executive officer. In determining the bonus of executive officers including the CEO, the Committee primarily considers PepsiCo’s operating profit and net sales volume performance. The bonus is also based on the Committee’s subjective assessment of a broader range of performance measures, including PepsiCo’s financial results, strategic position, development of people and organizational capability and performance compared to the broad range of companies included in the survey companies.

        Long-term awards, made under the shareholder approved 1994 Long-Term Incentive Plan (the “LTIP”), are generally granted annually in the form of performance units and stock options. Pro rata and special awards have also been made off-cycle to participants. Performance units may be paid after three years based on achieving cash flow and net sales volume targets set in advance by the Committee. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation in PepsiCo’s Capital Stock. Most become exercisable at the end of three years, and are exercisable thereafter for seven years. PepsiCo’s CEO and, in general, other executive officers are given the opportunity to choose the mix of performance units and stock options in their long-term awards.

        PepsiCo’s executives may also participate in the Company’s benefit programs, including the Company’s retirement plans, its medical, savings and other benefit plans and its SharePower Stock Option Plan, under which all full-time employees receive grants of options to purchase shares of PepsiCo stock equal in amount to 10-15% of that individual’s previous year’s salary and bonus.

        Executive officers receive their annual SharePower awards under the LTIP. In addition, executives are eligible to participate in the Company’s income deferral programs.

Performance Evaluation

        The Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. The 2000 salaries, bonuses and long-term incentive awards for the Company’s CEO and executive officers set forth on page 11 were reviewed and approved at meetings of the Compensation Committee held during 2000 and in February 2001.

        Decisions on executive officers’ salaries and salary increases were based on individual performance evaluations. As described above, decisions on senior executive officers’ bonus awards were primarily based on PepsiCo’s performance against operating profit and net sales volume targets, and individual performance.

        At Mr. Enrico’s request, the Committee again approved a reduction in Mr. Enrico’s annual salary from $900,000 to $1, and recommended to the Board of Directors that it consider using the savings to support front line employees. In January 2000, the Board approved the continuation of the Corporation’s annual charitable contributions to fund additional scholarships for children of PepsiCo’s front line employees.

        The primary performance measures used to determine the CEO’s 2000 bonus award were earnings per share growth and net sales results, the strength of PepsiCo’s strategic position, and total return to shareholders as compared to the survey companies. The overall performance measures were weighted subjectively by each member of the Compensation Committee.

        Long-term incentive awards were made to executive officers last year. Long-term incentive levels for PepsiCo’s CEO and other executive officers are based on comparisons of award levels at the survey companies. The long-term awards, which are intended as incentives for future performance, are not based on past corporate performance, and are targeted above the average of awards for similar positions at the survey companies.

        The Performance Graph on page 13 compares PepsiCo’s five year cumulative total return to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Beverage and Food Indices. PepsiCo’s compounded annual total shareholder return, assuming the reinvestment of dividends, for the five years ended December 30, 2000 was 16%.

                                          COMPENSATION COMMITTE:

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
JOHN J. MURPHY

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values (1)

Name	Shares Ac- quired on Exercise(#)	Value Realized	Number of Securities Under- lying Unexcerised Options at FY-End		Value of Unexercised In-the- Money Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger A. Enrico	155,841	$4,403,727	2,167,975	2,738,245	$76,091,947	$48,102,779
Steven S Reinemund	-	-	1,236,829	1,751,023	$34,899,469	$36,508,564
Indra K. Nooyi	-	-	309,514	397,684	$8,852,278	$6,028,772
Robert F. Sharpe, Jr.	-	-	0	588,177	$0	$8,582,539
Matthew M. McKenna	-	-	221,162	253,184	$6,033,991	$3,813,954

        (1)        The closing price of PepsiCo Capital Stock on December 29, 2000, the last trading day prior to PepsiCo's fiscal year end, was $49.5625.

Summary Compensation Table

Long-Term
Annual Compensation	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Awards Securities Under- lying Options (#)	Payouts Long-Term Incentive Plan Payouts ($)	All Other Compensa- tion($)(4)
Roger A. Enrico	2000	1(1)	4,000,000	200,744(2)	608,824	0	1,506
Director; Chairman of the	1999	1(1)	2,300,000	116,852(2)	717,488	0	1,857
Board and Chief	1998	1(1)	2,000,000	154,725(2)	334,795	1,925,000(3)	2,051
Executive Officer
Steven S Reinemund	2000	917,308	2,229,500	912,551(2)	182,985	0	0
Director; President and	1999	825,000	1,309,500	75,926(2)	335,339	0	0
Chief Operating Officer	1998	792,307	648,000	76,545(2)	155,741	1,909,090(3)	0
Indra K. Nooyi	2000	574,519	791,090	7,064	104,125	0	0
Senior Vice President and	1999	459,576	489,380	7,871	236,848	0	0
Chief Financial Officer	1998	388,192	204,110	10,521	56,443	0	0
Robert F. Sharpe, Jr.	2000	574,519	595,630	7,064	104,314	0	0
Senior Vice President,	1999	500,000	467,380	7,064	267,299	0	0
Public Affairs,	1998	475,000	294,380	7,064	216,603	0	0
General Counsel
and Secretary
Matthew M. McKenna	2000	352,202	346,170	7,064	56,870	0	0
Senior Vice President	1999	316,923	302,640	7,064	153,434	0	0
and Treasurer	1998	291,569	201,830	7,064	42,669	0	0

        (1)        In 1998, 1999 and 2000, at Mr. Enrico’s request, the Compensation Committee approved a reduction in Mr. Enrico’s annual salary from $900,000 to $1, and recommended to the Board of Directors that it use the savings to support front line employees.
        (2)        This amount includes benefits from the use of corporate transportation ($177,298 in 2000, $93,406 in 1999, and $114,894 in 1998 for Mr. Enrico and $84,003 in 2000, $51,978 in 1999 and $42,617 in 1998 for Mr. Reinemund). It also includes $804,600 paid in connection with Mr. Reinemund’s relocation to assume his new responsibilities as President and Chief Operating Officer.
        (3)        This amount is based on an award granted in 1994 that vested as a result of PepsiCo’s achievement of a predetermined cumulative earnings per share growth target over the four-year period from 1994 to 1997. Mr. Reinemund deferred payment of this amount.
        (4)        PepsiCo pays a portion of the annual cost of life insurance policies on the lives of certain of its key employees. These amounts are included here. If a covered employee dies while employed by PepsiCo, PepsiCo is reimbursed for its payments from the proceeds of the policy.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Under- lying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal year(2)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(3)	10% ($)(3)
Roger A. Enrico	608,824	2.53	$34.00	1/31/10	$13,018,129	$32,990,494
Steven S Reinemund	182,985	0.76	$34.00	1/31/10	$3,912,662	$9,915,453
Matthew M. McKenna	56,870	0.24	$34.00	1/31/10	$1,216,018	$3,081,629
Indra K. Nooyi	104,125	0.43	$34.00	1/31/10	$2,226,444	$5,642,247
Robert F. Sharpe, Jr.	104,314	0.43	$34.00	1/31/10	$2,230,485	$5,652,488

(1)	These options become exercisable on February 1, 2003.
(2)	Includes approximately 8,000,000 options granted to approximately 55,000 employees under PepsiCo’s SharePower Stock Option Plan.
(3)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of PepsiCo’s stock. If PepsiCo’s stock does not increase in value, then the option grants described in the table will be valueless.

        In addition to the option grants to executive officers named in the table above, each of these officers may receive an additional option grant or cash payment based upon achievement of PepsiCo performance objectives. The payment and option grants, if any, would be made on or about February 1 of each year.

        Performance Graph. The Average of Three S&P Industry Groups is based upon PepsiCo’s sales in its three lines of business (Beverage (Non-Alcoholic Beverages), Food and Restaurant Indices) up to the fourth quarter of 1997. From the fourth quarter of 1997 forward, it excludes the Restaurant Index, due to PepsiCo’s spin-off of certain of its restaurant businesses effective October 6, 1997. The return on PepsiCo stock investment is calculated through PepsiCo’s fiscal year end on December 30, 2000. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2000.

Pension Plan Table

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2001 for the following pay classifications and years of service are:

        Remuneration                                                                                 Years of Service

15	20	25	30	35	40

$500,000	172,680	196,900	221,130	245,360	269,580	294,580
$750,000	260,180	296,900	333,630	370,360	407,080	444,580
$1,000,000	347,680	396,900	446,130	495,360	544,580	594,580
$1,250,000	435,180	496,900	558,630	620,360	682,080	744,580
$1,500,000	522,680	596,600	671,130	745,360	819,580	894,580
$1,750,000	610,180	696,900	783,630	870,360	957,080	1,044,580
$2,000,000	697,680	796,900	896,130	995,360	1,094,580	1,194,580
$2,250,000	785,180	896,900	1,008,630	1,120,360	1,232,080	1,344,580
$2,500,000	872,680	996,900	1,121,130	1,245,360	1,369,580	1,494,580
$2,750,000	960,180	1,096,900	1,233,630	1,370,360	1,507,080	1,644,580
$3,000,000	1,047,680	1,196,900	1,346,130	1,495,360	1,644,580	1,794,580
$3,250,000	1,135,180	1,296,900	1,458,630	1,620,360	1,782,080	1,944,580

        The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table on page 11 for each of the named executive officers. The years of credited service as of January 1, 2001 for the executive officers named on the Summary Compensation Table: Roger A. Enrico -- 29 years; Steven S Reinemund -- 16 years; Matthew M. McKenna – 7 years; Indra K. Nooyi -- 6 years; and Robert F. Sharpe, Jr.-- 2 years.

        Computation of Benefits. PepsiCo’s executive officers generally participate in PepsiCo’s Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Capital Stock. To the best of PepsiCo’s knowledge, all required forms were filed on time with the Securities and Exchange Commission, except one transaction in PepsiCo Capital Stock by Peter A. Bridgman, Senior Vice President and Controller, was not timely reported on Form 4. The transaction was reported as soon as it became known.

APPROVAL OF AUDITORS (PROXY ITEM NO. 2)

        The Audit Committee recommends that KPMG LLP continue as PepsiCo’s independent auditors for 2001. They have been PepsiCo’s independent auditors since 1990. In addition to retaining KPMG LLP to audit our consolidated financial statements for 2000, the Company and its affiliates retained KPMG to provide various consulting services in 2000, and expect to continue to do so in the future. The aggregate fees paid to KPMG for professional services in 2000 are discussed on page 7 of this Proxy Statement.

        Representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

        The Board of Directors recommends that shareholders vote FOR this resolution.

SHAREHOLDERS' PROPOSALS

        If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

Rotation of Annual Meeting (Proxy Item No. 3)

        Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Capital Stock, has submitted the following resolution for the reasons stated:

        “RESOLVED: That the shareholders of PepsiCo recommend that the Board take the necessary steps to rotate PepsiCo’s annual meeting each year between cities where PepsiCo, Frito-Lay and/or Pepsi-Cola have a significant presence and/or a large concentration of shareowners, in cities such as Chicago, San Francisco, Washington, D.C. and Miami.

        REASONS: Many major corporations such as Great Atlantic Pacific, IBM, GE, AT&T, Xerox, Verizon and many others rotate on a regular basis. Chrysler, Ford and GM ALL have adopted OUR resolution to rotate their annual meetings. The Company has only been rotating between its Purchase, NY headquarters and Plano, TX.

        Owners in other parts of the country also should have the opportunity to meet officers and directors of the Company.

        If you AGREE, please mark your proxy FOR this resolution."

        Response:

        Decisions concerning the rotation of the Company’s Annual Shareholders’ meetings between major cities involve a balancing of the benefits of providing new groups of shareholders first hand access to company management and information against the costs and management time involved. We believe that PepsiCo’s web site (http://www.pepsico.com) and other shareholder communications provide excellent shareholder access to information and that holding shareholders’ meetings in various cities adds very little to shareholder access, and then only for a few hundred shareholders. In addition, renting space for shareholders’ meetings in cities where we do not have major facilities, and flying management and support personnel there, is very costly. As a result, we do not believe that the proposed rotation of meetings is cost effective or the best use of management resources.

        PepsiCo does, however, intend to continue to rotate its meetings to locations, such as Plano, Texas and Bradenton, Florida, where it has a division headquarters and large employee base.

        A similar proposal by Mrs. Davis was overwhelmingly defeated in 1998.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Genetically Engineered Foods (Proxy Item No. 4)

        Robert and Joann Del Re, c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, CA 94559, who jointly own 400 shares of PepsiCo Capital Stock, have submitted, along with other religious groups or institutions, the following resolution for the reasons stated:

                "WHEREAS: International markets for genetically engineered (GE) foods are threatened by extensive resistance:

  Europe's larger food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products as have U.S. retailers Whole Foods Market, Wild Oats Markets, and Genuardi's Family Markets;

  In the UK, three fast-food giants--McDonald’s, Burger King, and Kentucky Fried Chicken--are eliminating GE soy and corn ingredients from their menus;
  McCain Foods of Canada, the world’s largest potato and frozen French fry processor, announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);
  Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;
  Frito-Lay, a division of PepsiCo, asked farmers that supply corn for Frito-Lay chips to provide only non-genetically engineered corn (1/2000);
  Philip Morris' Kraft Foods had to recall 2.5 million taco shells containing GE corn not approved for human consumption (9/2000);
  Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

  The U.S.D.A. has acknowledged (7/13/99) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;
  Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;
  Research showed that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);
  The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000).

In the U.S., we have a long tradition of citizens' `right to know'; as expressed in laws requiring nutritional labeling of foods;

  Nineteen polls in the U.S. show that 75-95% of people surveyed want GE food to be labeled as such;
  GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;
  The European Union requires labeling of GE foods, and labeling has been proposed by governmental authorities in Japan, New Zealand, South Korea and Australia.

                RESOLVED:     Shareholders request the Board of Directors to adopt a policy of labeling and identifying all products sold or manufactured by the company that may contain genetically engineered crops, organisms, or products thereof, where feasible, unless long-term safety testing has shown that they are not harmful to humans, animals and the environment; and reporting to the shareholders by August 2001."

        Response:

        The U.S. Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA) have determined that currently approved foods derived from modern biotechnology are as safe as conventional foods. The FDA also has decided that no special labeling is required for foods that are substantially equivalent to their traditional counterparts. Only foods that contain allergens or changes in nutritional composition require labeling. None of our products or ingredients fall into either category. The FDA labeling policy is based on differences in the foods themselves, rather than how they are grown.

        Furthermore, in the United States, the current system for distributing agricultural commodities makes it difficult, if not impossible, for food manufacturers to be certain whether or to what degree their ingredients have been enhanced through biotechnology.

        The FDA continues to review the safety of foods, including those derived through biotechnology. PepsiCo is committed to using only safe and approved ingredients in its products and all of our products worldwide comply with national food laws and labeling regulations. In view of PepsiCo’s alignment with the current policies of U.S. regulatory bodies on this matter, it would be inappropriate and costly for PepsiCo to label products based on the possibility that they contain ingredients in which biotechnology may have been employed, or to commit to removing any such ingredients from its products.

        Last year a similar proposal was overwhelmingly defeated.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Shareholder Approval of Executive Severance in Excess of $3 million (Proxy Item No. 5)

        The Teamster Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, which owns 101,900 shares of PepsiCo Capital Stock, has submitted the following resolution for the reasons stated:

        “RESOLVED, Shareholders urge that the Board of Directors adopt a policy that executive officer severance pay of over $3 million must be approved by the shareholders as a separate issue for vote at the annual shareholders meeting, and no future employment contracts will be entered into which include severance clauses of more than $3 million, without shareholder approval. Such a policy would be phased in and will not affect current contractual agreements.

        SUPPORTING STATEMENT:     Recent outcry against excessive executive compensation has included criticism of companies, which have awarded overly generous severance packages. When Disney awarded Michael Ovitz $70 million in cash and options as severance for 16 months’ service, for example, shareholders expressed outrage.

        Disney is not alone in granting excessive severance compensation. Union Pacific granted a special $4 million bonus to Drew Lewis upon his retirement; Electronic Data Systems negotiated a $35 million termination agreement with Lester Alberthal; and, this year Procter and Gamble granted $9.5 million to retiring Chairman Dick Jager. Also in 2000, McKesson HBOC paid ousted CEO Mark Pulido $1.9 million and guaranteed him that salary through the year 2004. Pulido even received an $853,000 bonus in 2000.

        When Chairman Enrico cut his pay to $1 per year, in favor of performance based compensation, PepsiCo shareholders cheered. By placing severance packages in the hands of the shareholders, PepsiCo can continue to be a leader in reasonable executive compensation and ensure shareholder confidence.

        For all of these reasons we urge you to vote FOR this proposal."

        Response:

        PepsiCo does not have any employment or severance agreements with its executive officers, and we do not believe it has granted excessive executive severance compensation to any departing executive. However, PepsiCo does not agree with this proposal. We believe that executive severance arrangements in special situations, such as mergers or reorganizations, are often in shareholders' best interests, and should not be unduly restricted.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Recycling Proposal (Proxy Item No. 6)

        Walden Asset Management, 40 Court Street, Boston, MA, 02108, which owns 4,100 shares of PepsiCo Capital Stock, has submitted, along with other religious groups or institutions, the following resolution for the reasons stated:

        “WHEREAS,    PepsiCo has repeatedly emphasized its commitment to environmental leadership, and its brand value depends on excellence.

        Yet PepsiCo has no comprehensive recycling strategy that includes quantitative goals for boosting the recycled content in its U.S. beverage containers or for enhanced rates of beverage container recovery in the U.S.

        More than one-fourth of PepsiCo’s bottled products are bottled in plastic (polyethylene terephthalate or PET) beverage containers, yet PepsiCo’s plastic beverage containers in the U.S. contain no recycled content. This is not an environmentally sound and sustainable path. At the same time, our company’s major competitor uses at least 25 percent recycled-content plastic in its beverage containers sold in Australia, New Zealand, Switzerland and Sweden and some recycled content in the U.S. PepsiCo has the technological capability to utilize a similar level of recycled content.

        Other major beverage and consumer product companies, such as Procter & Gamble, use 25 percent recycled content in their containers (Plastics Recycling Update, 11/96 & 12/97; Plastics News, 11/3/97 & 5/13/00).

        WHEREAS, about half of PepsiCo’s beverage containers in the U.S. are being needlessly thrown in landfills, incinerated or littered and are therefore diverted from the national supply of recycled plastic.

        According to American Plastics Council data, the U.S. recycling rate for plastic soft drink containers declined from 53 percent in 1994 to 36 percent in 1999. Pepsi has actively lobbied against bottle container deposit systems (i.e. bottle bill legislation) that are the only proven method to increase recovery significantly, thereby increasing the supply of recycled content for beverage containers.

        Significant container recovery rates are possible. U.S. states with beverage container deposit systems have recovered three times as many bottles as states without deposits.

In Germany and Sweden, beverage companies have achieved beverage container recovery rates of more than 80 percent.

        Recycled PET content can be less costly than its virgin counterpart if a greater supply of used containers is made available for recycling.

        WHEREAS, setting quantitative goals for boosting the recycled content in its beverage containers and for higher rates of beverage container recovery will constitute a significant step toward minimizing our company’s impact on the environment.

        BE IT RESOLVED,    that shareowners of PepsiCo request that the board of directors adopt a comprehensive recycling strategy. The strategy should aim to achieve, by January 1, 2005, a system-wide average of 25 percent recycled content in all plastic beverage containers, and a recovery rate of 80 percent for its beverage containers bottled in the United States. The board shall prepare a report for shareholders by October 1, 2001, on the company’s efforts and progress toward achieving this strategy.”

        Response:

        In 1999 the Company separated or sold all of its U.S. bottling businesses. As a result, we are unable to require our bottlers to use plastic containers with recycled content. Even if we were, such a requirement would not make economic sense. Current technology is such that it can cost significantly more to produce bottles with recycled content. Where our bottlers have used plastic bottles with recycled content in the past, even when heavily promoted, consumers did not respond in a way to justify the increased cost for bottles.

        Similarly, adoption of a strategy to achieve a recovery rate of 80 percent for our bottlers’ beverage containers in the U.S. is infeasible and contrary to shareholders’ best interests. Deposit systems, as advocated by the resolution, are costly to the bottlers, retailers and consumers and have only a minor impact on the overall environment. As an alternative, Pepsi-Cola has strongly supported comprehensive solid waste management through community curbside programs, which have a much broader and cost effective impact on the municipal solid waste stream.

        PepsiCo is justifiably proud of its environmental commitment. We design our packaging with the environment and recycling in mind, and we have been recognized by the Environmental Protection Agency for our waste reduction and development of light-weight containers. All of our soft drink containers are recyclable and, overall, soft drink containers are the most recycled containers in the U.S.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Meeting. If matters other than the ones listed in this Proxy Statement arise at the Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

QUORUM AND VOTING

        Quorum.      Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting. (Under New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. A broker does not have discretionary voting power with respect to nonroutine proposals, such as a merger. If the broker has not received voting instructions regarding nonroutine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a broker nonvote.)

        Voting.      Any shareholder returning a proxy may revoke it by casting a ballot at the Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors’ recommendations.

        Under PepsiCo’s By-Laws, at all shareholder meetings, with a quorum present, matters shall be decided by the vote of the holders of a majority of the shares of Capital Stock present in person or by proxy and entitled to vote (except that Directors shall be elected by a majority of votes cast). Abstentions are not counted as “for” or “against” votes, but are counted in the total number of votes present and entitled to vote for passage of a proposal. This has the effect of requiring a higher vote for passage. Broker nonvotes are not shares entitled to vote, are not counted in the total number of votes, and have no effect on the outcome of voting.

        Participants cannot vote shares held in PepsiCo’s Employee Stock Ownership Plan (the “ESOP”) unless a proxy card is signed and returned. If cards representing shares held in the ESOP are not returned, the trustees will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

        Confidentiality.      PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results.

YEAR 2002 SHAREHOLDERS' PROPOSALS

        PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2002 Annual Shareholders’ Meeting, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 23, 2001. In addition, if a shareholder proposal is not received by us on or before February 1, 2002, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

        PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

        In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

        To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

        Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

        The Annual Report to Shareholders for 2000 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., Purchase, NY 10577 or (914) 253-3055.

        Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

By order of the Board of Directors,

                                  ROBERT F. SHARPE, JR.,
     Secretary

Appendix A

Audit Committee Charter
(As amended effective April 1, 2000)

        The primary responsibilities of the Audit Committee of the Board of Directors are to:

  Monitor the Corporation’s financial reporting process and internal control system.
  Monitor the audit processes of the Corporation’s independent accountants and internal audit department.
  Provide an open avenue of communication among the Corporation’s independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

        The Audit Committee shall consist entirely of independent directors. Each member shall be free of any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of his or her independent judgment. The members of the Committee shall also satisfy, in the judgment of the Board, the New York Stock Exchange’s financial qualification requirements.

        In fulfilling its responsibilities, the Committee shall:

1.	Review this Charter on an annual basis and update it as conditions dictate.

2.	Review with management the Corporation's annual financial statements, including significant changes in accounting principles or their application.

3.	Review with the independent accountants their audit report on the annual financial statements, including the application of the Corporation’s accounting principles; and discuss with the independent accountants and management their judgment as to the quality of the Corporation’s accounting principles.

4.	Based on the Committee’s review and discussion of the Corporation’s annual financial statements with management and the independent accountants, recommend to the Board that the annual financial statements be included in the Corporation’s 10-K Annual Report.

5.	With respect to the independent accountants audit of the Corporation’s annual financial statements and review of its quarterly financial statements, discuss with the independent accountants those matters described in Statement on Auditing Standards 61, as amended from time to time.

6.	Review the audit plans and activities of the independent accountants and the internal auditors, and the coordination of their audit efforts.

7.	Recommend to the Board the selection or replacement of the independent accountants, taking into consideration independence and effectiveness. As part of such process, obtain from such accountants, and discuss with them, the disclosures regarding independence required by Independence Standards Board Standard No. 1, as amended or supplemented from time to time.

8.	Approve the fees paid to the independent accountants with respect to all services.

9.	Review and concur in the appointment or replacement of the director of internal auditing.

10.	Review with management, the independent accountants and internal auditor the adequacy of the Corporation’s internal controls and management’s responses with respect to recommendations for internal control improvements.

11.	Review the internal audit department's staffing, budget and responsibilities.

12.	Review with the internal auditor and independent accountants the results of their reviews of (a) officers’ expense accounts and use of corporate assets and (b) key employees’ compliance with the Corporation’s Code of Worldwide Business Conduct.

13.	Meet with the director of internal auditing and the independent accountants in separate executive sessions to discuss any matters which the Committee or these groups believe should be discussed privately with the Committee.

14.	Report Committee actions to the Board of Directors, with such recommendations as the Committee deems appropriate.

15.	Report to stockholders in the Corporation's annual proxy statement on those matters required by Securities and Exchange Commission Rules.

16.	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

17.	Consider such other matters with respect to the Corporation’s financial affairs, internal controls and the internal and external audits as the Committee may deem advisable.

Appendix B - PROXY CARD

VOTE BY TELEPHONE OR INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE	INTERNET	MAIL
800-650-4886	http://proxy.shareholder.com/pep

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

Your telephone or Internet vote authorized the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or Internet there is no need for you to mail back your proxy.

March 23, 2001

Your proxy card is attached below.

Please read the enclosed proxy statement, then vote and return the card at your earliest convenience.

CALL TOLL-FREE TO VOTE – IT'S FAST AND CONVENIENT	CONTROL NUMBER FOR
800-650-4886	TELEPHONE OR INTERNET VOTING

V FOLD AND DETACH HERE V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO.1 AND 2.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS NO. 3, 4, 5 AND 6.
1. Election of Directors:		3. Shareholder Proposal (Proxy Statement p. 14)
Nominees	01 - J.F. Akers, 02 - R.E. Allen, 03 - R.A. Enrico
	04 - P. Foy, 05 - R.L. Hunt, 06 - A.C.Martinez,	FOR / /	AGAINST / /	ABSTAIN / /
07 - J.J. Murphy, 08 - I.K. Nooyi,
	09 - F.D.Raines, 10 - S. S Reinemund,	4. Shareholder Proposal (Proxy Statement p. 15)
11 - S.P. Rockefeller, 12 - F.A. Thomas,
	13 - C.M. Trudell and 14 - S.D. Trujillo	FOR / /	AGAINST / /	ABSTAIN / /

FOR all nominees/ /	WITHHOLD AUTHORITY to vote for all nominees / /	EXCEPTIONS / /	5. Shareholder Proposal (Proxy Statement p. 17)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)			FOR / /	AGAINST / /	ABSTAIN / /
* Exceptions_________________________________________
2. Approval of Auditors			6. Shareholder Proposal (Proxy Statement p. 18)
FOR / /	AGAINST / /	ABSTAIN / /	FOR / /	AGAINST / /	ABSTAIN / /

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No.1 and 2 and VOTED AGAINST Items No. 3, 4, 5, and 6.	Change of Address and/or Comments Mark Here / /	I PLAN TO ATTEND MEETING. If you check this box to the right an admission card will be sent to you. / /
Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Dated:____________________________, 2001
______________________________________________
Signature
______________________________________________
Signature
(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated (x) in black or blue ink. / /

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2001

This Proxy is Solicited on Behalf of PepsiCo's Board of Directors

                The undersigned hereby appoints Roger A. Enrico and Robert F. Sharpe, Jr., and each of them, proxies for th e undersigned, with full power of substitution, to vote all shares of PepsiCo, Inc. Capital Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc. in Plano, Texas, on Wednesday, May 2, 2001 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

                Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

PEPSICO, INC. P.O. BOX 11278 NEW YORK, N.Y. 10203-0278